News

                                                Contacts:  Ron Hutchison
                                                       Aurora Foods Inc.

                                                            314-801-2310

                                                        Chuck Dohrenwend
                                                              Tom Franco

                                             Broadgate Consultants, Inc.

                                                            212-232-2222

FOR IMMEDIATE RELEASE
---------------------

                  J.W. CHILDS ASSOCIATES, L.P. TO INVEST $200
                            MILLION IN AURORA FOODS

                          DEFINITIVE AGREEMENT REACHED

             ______________________________________________________

ST. LOUIS, July 14, 2003 - Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, announced today that it has entered into a definitive agreement with regard to its previously announced agreement in principle with J.W. Childs Associates, L.P. (J.W. Childs). Under the terms of the definitive agreement, J.W. Childs will make a $200 million equity investment in Aurora in a transaction valued at approximately $925 million.

         The equity investment by J.W. Childs is part of a comprehensive financial restructuring designed to reduce Aurora's outstanding indebtedness, strengthen its balance sheet and improve its liquidity. J.W. Childs is a Boston-based private equity investment firm with over $3.4 billion of equity capital under management.

         The terms of the definitive agreement call for J.W. Childs to purchase shares of Aurora's common stock representing a 65.6% equity interest in the reorganized Company. Concurrently with the closing of the restructuring, J.W. Childs will be entitled to designate a majority of the members on the Company's Board of Directors. The definitive agreement contemplates that following the restructuring Aurora's existing common and preferred stockholders will hold approximately 4.9% of the reorganized Company's outstanding equity. The Company intends to use the $200 million of proceeds from the sale of the common stock to consummate the restructuring and to pay down its existing indebtedness.

         "Aurora has made great strides in the last several months under the leadership of Chairman and interim Chief Executive Officer Dale F. Morrison in improving operations and reducing costs," said Thomas M. Hudgins, an independent director of the Company. "The progress made by Dale and his team has securely positioned the Company for this transaction, and we look forward to Dale's continued leadership until the restructuring process is complete."

         Upon completion of the restructuring, Mr. Morrison will continue as an operating partner of Fenway Partners, Inc., a New York-based private equity firm with $1.4 billion under management and a portfolio of leading branded goods companies. At that time, pursuant to the definitive agreement, Lawrence
K. Hathaway will succeed Mr. Morrison as Chief Executive Officer of Aurora.

         The definitive agreement provides that the transaction with J.W. Childs will be effected through a pre-negotiated plan of reorganization under Chapter 11, and include the following elements:

    o The Company's existing bank lenders will be paid in full, receiving approximately $458 million in cash and approximately $197 million in new senior unsecured notes with a 10-year maturity. Aurora and J.W. Childs intend to raise approximately $441 million of new bank financing in connection with the restructuring, including a $50 million revolving credit facility (which is expected to be undrawn at closing), and will seek to effect a high yield offering in an amount sufficient to pay cash to the bank lenders in lieu of the new senior unsecured notes. The definitive agreement contemplates that the Company's existing bank lenders will waive any right to the excess leverage fee and the asset sale fee, which are provided for in the Company's credit agreement.

    o The Company's existing accounts receivable sales facility will be paid down and terminated.

    o Holders of the Company's 12% senior unsecured notes due 2006 will be paid in full, receiving approximately $29 million of new senior unsecured notes with a 10-year maturity, unless J.W. Childs effects a high yield offering in an amount sufficient to pay cash in lieu of such unsecured notes.

    o Holders of the Company's outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, will receive a 50% recovery through cash in the aggregate amount of approximately $110 million and approximately 29.5% (approximately $90 million) of the common stock of the reorganized Company.

    o Existing common and preferred stockholders will receive approximately 4.9% (approximately $15 million) of common stock of the reorganized Company, and the existing common and preferred shares will be cancelled in connection with the restructuring.

         The closing of the restructuring is subject to a number of conditions, including the consent of the Company's bank lenders and bondholders to the plan of reorganization, bankruptcy court approval of the plan of reorganization, completion of the re-financing of the Company's existing indebtedness in accordance with the terms of the restructuring, and customary regulatory approvals. Subject to the satisfaction of these conditions, the Company expects the closing of the restructuring to occur in the fourth quarter of 2003. The Company is currently in discussions with its bank group and bondholders regarding the terms of the restructuring. However, no assurance can be given that these discussions will lead to an agreement, that the conditions to closing will be satisfied, or that the restructuring will ultimately be consummated.

About Aurora Foods Inc.
-----------------------

         Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands. More information about Aurora may be found on the Company's Web site at www.aurorafoods.com.

About J.W. Childs Associates, L.P.
----------------------------------

         J.W. Childs Associates, L.P. is a leading private equity investment firm based in Boston, Massachusetts which is focused on the consumer products, health care and specialty retail industries. J.W. Childs presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, foundations and university endowments.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

The securities that may be offered in connection with the restructuring have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities.

The definitive agreement is being filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

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